Exhibit 21.1

Magnetek, Inc.

Subsidiaries of the Registrant as of July 2, 2006

The following list of subsidiaries of Magnetek, Inc. indicates the jurisdiction of organization.

	Jurisdiction of	Status at
Name	Incorporation	July 2, 2006
Magnetek, Inc.	Delaware	Active
Magnetek ADS Power, Inc. (1)	Delaware	Active
Magnetek Mondel Holding, Inc. (1)	Delaware	Active
Magnetek Alternative Energy, Inc. (1)	Delaware	Active
Magnetek S.p.A.(1)	Italy	Active
Magnetek Industrial Controls (U.K.) Limited (1)	England	Active
Mondel ULC (3)	Canada	Active
Magnetek Kft. (4)	Hungary	Active
Magnetek Electronics Co., Ltd. (4)	China	Active
Magnetek Vertriebsgesellschaft m.b.H. (4)	Germany	Active
Magnetek National Electric Coil, Inc. (1)	Delaware	Inactive
Magnetek de Mexico, S.A. de C.V. (2)	Mexico	Inactive
Manufacturas Electricas de Reynosa, S.A. de C.V. (2)	Mexico	Inactive
Mejor Electronica de Mexico S.A. de C.V. (2)	Mexico	Inactive
Servicio de Guarderas, S.C. (2)	Mexico	Inactive
Magnetek Service (U.K.) Limited (1)	England	In liquidation

   (1)  100% owned by Magnetek, Inc.

   (2)  99% owned by Magnetek, Inc.

   (3)  100% owned by Magnetek Mondel Holding, Inc.

   (4)  100% owned by Magnetek S.p.A.